 Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 20, 2018, relating to the financial statements and financial highlights of Destra Flaherty & Crumrine Preferred and Income Fund and Destra Wolverine Dynamic Asset Fund, each a series of Destra Investment Trust, for the year ended September 30, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings” and “Other Service Providers” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, Illinois

January 28, 2019